Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

NRG Energy, Inc. Signs Agreement to Sell McClain Generating Station

MINNEAPOLIS; August 19, 2003 – NRG Energy, Inc. (NRG) today announced its affiliate, NRG McClain LLC, has reached an agreement to sell its 77 percent interest in the McClain Generating Station to Oklahoma Gas & Electric Company, a subsidiary of Oklahoma City-based OGE Energy Corp. (NYSE: OGE). As part of the sales process, the project company NRG McClain LLC, filed for protection under Chapter 11 of the U.S. Bankruptcy Code.

McClain is a 520-megawatt combined-cycle, natural gas-fired facility located in Newcastle, Oklahoma, just south of Oklahoma City in McClain County. The Oklahoma Municipal Power Authority owns the remaining 23 percent interest in the facility.

“We are using the voluntary Chapter 11 process as a tool to effectuate the transaction and NRG McClain will continue to operate in the ordinary course of business,” said John Boken, Interim President and Chief Operating Officer. “The expected sale of this asset is a positive step in NRG’s overall restructuring efforts and is consistent with our business plan to divest selected noncore assets.”

The total price to be paid by Oklahoma Gas & Electric for the facility will be approximately $160 million, subject to certain customary closing adjustments. Proceeds from the sale will be used to pay down project debt and cover deferred project operating costs. NRG anticipates that the proposed sale, which is subject to Bankruptcy Court approval, will be completed by early December 2003.

NRG McClain LLC filed its voluntary petition in U.S. Bankruptcy Court in the Southern District of New York. In conjunction with the Chapter 11 filing, and as required under Section 363 of the Bankruptcy Code, NRG will file a motion seeking to establish bidding procedures for an auction that will allow other qualified bidders to submit higher and better offers to purchase NRG McClain.

NRG Energy, Inc. owns and operates a diverse portfolio of power-generating facilities located primarily in the United States. Its operations include competitive energy production and cogeneration facilities, thermal energy production and energy resource recovery facilities.

Certain statements included in this news release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements above include, but are not limited to, the successful consummation of the sale, which is dependent in part on the meeting of certain closing conditions, and the timing of the closing of such sale and approval of the bankruptcy court. Although NRG believes that its expectations are reasonable, it can give no assurance that these expectations will prove to have been correct. Factors that could cause NRG’s actual results to differ materially from those contemplated in the forward-looking statements above include, among others, the possibility that all closing conditions are not met or take longer than anticipated to be met, that the bidding process and bankruptcy proceedings take longer than anticipated to complete.

The foregoing review of factors that could cause NRG’s actual results to differ materially from those contemplated in the forward-looking statements included in this news release should not be construed as exhaustive. For more information regarding risks and uncertainties that may affect NRG’s future results, review NRG’s filings with the Securities and Exchange Commission.

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Financial inquiries:	Paul Barbian 612.373.8815

Media inquiries:	Lesa Bader 612.373.6992